Exhibit 1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13G (including amendments thereto) with respect to the common stock of The Ensign Group, Inc. and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.
Dated: February 14, 2011

/s/ Gregory K. Stapley
Gregory K. Stapley

/s/ Deborah S. Stapley
Deborah S. Stapley

STAPLEY FAMILY TRUST DATED APRIL 25, 2006
By:	/s/ Gregory K. Stapley, Trustee
Gregory K. Stapley, Trustee

By:	/s/ Deborah S. Stapley, Trustee
Deborah S. Stapley, Trustee